Execution Version

PORTFOLIO ADMINISTRATION SERVICES AGREEMENT

This agreement, effective as of June 25, 2025 (this “Agreement”), is between the parties listed in Annex I (each individually, the “Customer”) on the one hand, and, on the other hand, JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) with a place of business at 4 Chase Metrotech Center, Brooklyn, NY 11245.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties.

(a)	The Customer wishes to retain J.P. Morgan to provide the portfolio administration services to the Customer, as described hereinafter, for the period and on the terms set forth in this Agreement.

(b)

J.P. Morgan has agreed to provide such services to the Customer in accordance with this Agreement. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2.	Definitions; Interpretation.

(a)	Definitions

As used herein, the following terms have the meaning hereinafter stated:

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or are subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer, including the Investment Adviser) to act on behalf of the Customer under this Agreement, any person who has received a User Code from Customer, or any person authorized by Customer to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Cash Account” means any cash account established and maintained by J.P. Morgan pursuant to a custody agreement or deposit account agreement in the name of the Customer (or in another name requested by the Customer) for any and all cash in any currency received by or on behalf of the J.P. Morgan for the account of the Customer.

“Confidential Information” means all non-public information concerning the Customer which J.P. Morgan receives in connection with providing Services under this Agreement, including but not limited to the terms and conditions of this Agreement. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of (A) J.P. Morgan’s breach of the terms of this Agreement or (B), to J.P. Morgan’s knowledge, a breach of duty of confidentiality owed by an agent, subcontractor, or delegate appointed by J.P. Morgan or any other party authorized to receive Confidential Information under Section 5.8(d) hereof, (ii) information that J.P. Morgan develops independently without using the Customer’s confidential information, (iii) information that J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Customer with respect to that information, or (iv) information that the Customer has designated in writing as non-confidential or consented in writing be disclosed.

“Dependencies” has the meaning set forth in Section 2.1(f).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Governing Documents” means, as applicable, the certificate of incorporation, bylaws, memorandum of association and articles of association, certificate of formation, limited partnership agreement, limited liability company agreement, investment management agreement or other governing documents of the Customer, as amended from time to time.

“Information Provider” means any person (including a J.P. Morgan Affiliate) who provides software, information or the means of obtaining information on security prices, derivative prices, security characteristics data, market reference data derivative prices, foreign exchange, credit ratings, performance measurement or any other information obtained by J.P. Morgan in connection with the Services (including index return providers, security characteristics providers, and value-at-risk providers).

“Instruction” means an instruction, whether or not in fact authorized, that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Intellectual Property Rights” means any and all rights arising under or deriving from any patent, copyright, trademark, service mark, trade dress, trade secret or other form of intellectual property in the United States and throughout the world, including any application or right to apply for registration of, or assert or waive, any such rights.

“Investment Adviser” means any person or entity appointed as investment adviser, investment manager, general partner, or managing member of the Customer, or in a similar capacity, in accordance with the Governing Documents.

“Investment Decisions” means decisions in relation to buying, selling or holding any investment, engaging or removing an investment manager, emulation, rebalancing, asset allocation, hedging, treasury or risk management, or any other trading or investment decision.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan.

“J.P. Morgan Indemnitees” means J.P. Morgan, J.P. Morgan Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred).

“Offering Documents” means, as applicable, the prospectus, offering memorandum, statement of additional information, and any other offering documentation of the Customer as supplemented, updated or amended from time to time.

“Reports” means the reports, information or data provided by J.P. Morgan in connection with the provision of the Services.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice (or, if such update affects the security procedure that must be followed by the Customer, upon reasonable advance notice) to the Customer. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, a SWIFT message issued in the name of the Customer through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure.

“Services” means the services and Reports provided to each Customer as described in Schedule 1 to this Agreement (as amended, supplemented or modified from time to time), and as may be modified with respect to any particular Customer in Annex I.

“Shareholder” means a holder of Shares.

“Shares” means the securities (as defined in the Securities Act of 1933 (as amended)) issued by the Customer.

“Underlying Funds” means any underlying funds and/or portfolio investments, including, without limitation, any intermediate vehicles, special purpose vehicles or aggregators, companies and/or managed accounts.

“User Code” means a password digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar method used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)

Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited to” and references to appendices and numbered sections shall be to such addenda and provisions herein.

(iv)

Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

(v)

The Schedules, Appendices and Annexes to the Agreement are incorporated herein by reference and form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement. If and to the extent that there is an inconsistency between the terms of the body of the Agreement and its Schedules, Appendices and Annexes, the terms of the body of the Agreement shall prevail unless expressly stated otherwise.

(vi)

Except to the extent the parties otherwise agree, references herein to the Customer include references to any of the entities listed in Annex I taken individually, and it is understood that each such entity is engaging J.P. Morgan on its own behalf and the terms set forth herein apply to each such entity separately unless the context requires otherwise.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1.	The Services.

(a)

Beginning on the effective date indicated in the preamble of this Agreement, the Customer hereby appoints (on a non-exclusive basis), and J.P. Morgan accepts such appointment and agrees to act as portfolio administrator to provide the Services to the Customer in accordance with and subject to the terms of this Agreement.

(b)

In providing the Services, including, without limitation, compiling and producing Reports and providing such Reports to the Customer, J.P. Morgan is performing an administrative function for the Customer and is acting solely as agent for the Customer and not as a fiduciary for the Customer, the Investment Adviser, any Shareholder or any other third party with respect to the Services, even if J.P. Morgan or a J.P. Morgan Affiliate separately acts in a fiduciary capacity with respect to the Customer. The Customer is responsible for determining that the Services are appropriate for the Customer’s use.

(c)

The Customer acknowledges that J.P. Morgan is not making any recommendation or providing any legal, tax or investment advice in providing the Services. The Customer agrees that the provision of Reports by J.P. Morgan will not be taken in any way to constitute advice from J.P. Morgan as to any matter including Investment Decisions.

(d)

The Customer acknowledges and agrees (i) that J.P. Morgan will make use of various calculation methodologies and assumptions in performing the Services and preparing the Reports, (ii) that it has had an opportunity to make inquiries regarding such methodologies and assumptions, (iii) to J.P. Morgan’s use of such methodologies and assumptions in preparing the Reports and performing the Services, whether or not the Customer availed itself of the opportunity to make inquiries, and (iv) that J.P. Morgan may rely on such methodologies and assumptions for the valuation of holdings, and that any such valuation is an indicative value and does not indicate the actual terms on which the holding could be liquidated.

(e)

The Customer acknowledges and agrees that J.P. Morgan will rely on (i) information provided by investment advisers, administrators or Information Providers for holdings for which prices are not readily available, including Underlying Funds, and (ii) statements of holdings in Underlying Funds as evidence of the existence of such holdings. J.P. Morgan is not responsible for reviewing the reliability of the description or prices of these holdings and shall have no duty to enquire beyond such statements.

(f)

The Customer agrees that J.P. Morgan’s ability to provide the Services and comply with the terms of this Agreement is dependent upon the performance of actions or obligations by the Customer or the Investment Adviser, or by any person (other than J.P. Morgan) (the “Dependencies”). In any period during which the Dependencies are not met, the parties will cooperate to ensure that such period is kept as short as reasonably possible and J.P. Morgan will use commercially reasonable efforts to provide the Services, provided that J.P. Morgan shall not be obliged to incur additional costs to do so. The Dependencies are as follows:

(i)	the Customer or the Investment Adviser performing any responsibility set forth in any service-level document or any other documents agreed to between the parties from time to time;

(ii)

the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser whose cooperation is reasonably required in order for J.P. Morgan to provide the Services, providing such cooperation, information, documentation, data, notice and Instructions to J.P. Morgan promptly, accurately, adequately and completely and in accordance with any agreed formats or reasonable timelines to allow J.P. Morgan to provide the Services;

(iii)

any information provided to J.P. Morgan by or on behalf of the Customer or the Investment Adviser, or which was prepared or maintained by the Customer or Investment Adviser, or any third party (other than a sub-contractor of J.P. Morgan) on their behalf, being authorized, accurate and complete;

(iv)

the continuation in force of all agreements between the Customer or the Investment Adviser, as applicable, and any third party provider, upon which J.P. Morgan relies in providing the Services and which are not being provided by a J.P. Morgan Affiliate;

(v)

any warranty, representation, covenant or undertaking made by the Customer under this Agreement being and remaining true and correct at all times, to the extent such warranty, representation, covenant or undertaking is necessary or relevant for J.P. Morgan’s ability to provide the Services;

(vi)

communications systems in respect of activities which interface with the Services (other than those systems that are provided by or maintained by J.P. Morgan or any J.P. Morgan Affiliate) being and remaining fully operational (whether such systems are operated by the Customer, the Investment Adviser or a third party (as instructed by the Customer or the Investment Adviser));

(vii)

markets on which the Customer’s securities or derivatives are traded are operating normally, and no cessation or suspension of trading of any securities or derivatives held by the Customer on any market, to the extent the foregoing is necessary or relevant for J.P. Morgan’s ability to provide the Services;

(viii)

any information provided to J.P. Morgan by any Information Provider (other than a J.P. Morgan Affiliate) being accurate and complete, to the extent such information is necessary or relevant for J.P. Morgan’s ability to provide the Services; and

(ix)

any data that is transitioned to J.P. Morgan prior to the time it begins to provide the Services being accurate and complete, to the extent such data is necessary or relevant for J.P. Morgan’s ability to provide the Services.

2.2.	No Duty to Monitor Compliance.

Each party hereto acknowledges that J.P. Morgan, in its capacity as the provider of any of the Services, does not have any obligation or duty to monitor or enforce the compliance of the Customer, its Authorized Persons, the Investment Adviser or any other third party with any restriction or guideline imposed on the Customer or the Investment Adviser by the Governing Documents, Offering Documents, or any other document, or by law or regulation or otherwise with regard to the Customer or the Investment Adviser.

2.3.	No Responsibility for Tax Returns.

While J.P. Morgan may provide the Customer with information regarding taxable events in the United States in relation to the Customer, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Customer, the Investment Adviser, or the Shareholders.

2.4.	Access to J.P. Morgan’s Records.

(a)

J.P. Morgan will, upon reasonable written notice, allow the Customer and the Investment Adviser (and/or the Customer’s auditors and independent public accountants if required for their examination of books and records pertaining to the Customer’s affairs) reasonable access to the records of J.P. Morgan relating to the Customer. During the term of this Agreement, J.P. Morgan shall maintain such records as it may be required to maintain by Applicable Law applicable to J.P. Morgan in its capacity as a service provider under this Agreement or pursuant to its record retention policies and procedures.

(b)	The Customer shall reimburse J.P. Morgan for the reasonable and documented out-of-pocket cost of copying, collating and researching archived information.

2.5.	Compliance with Laws and Regulations.

(a)

J.P. Morgan will, in the performance of the Services, comply with Applicable Law that applies to J.P. Morgan in its provision of the Services. The Customer shall comply with Applicable Law in the United States and in each jurisdiction that the Customer conducts business or offers Shares, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services, and shall observe and comply with the Governing Documents and the Offering Documents relating to the Customer.

(b)

J.P. Morgan is not responsible and shall not be liable for any Liabilities incurred or suffered by any person, whether on their own account or for the account of the Customer, as a result of the failure of the Customer, its Authorized Persons, the Investment Adviser or any other third party to comply with the Applicable Laws of any country or jurisdiction in which Shares are offered.

2.6.	Change Control.

(a)

If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services) (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the other party, specifying in as much detail as is reasonably practicable the nature of the Change. A Change Request, and any related changes to the fees, also may be submitted to document a Change that was previously agreed to or performed by J.P. Morgan.

(b)

Promptly following the receipt of a Change Request, the parties shall agree whether to implement the Change Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 4.1, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)

If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, J.P. Morgan shall be entitled to make an appropriately reasonable and proportionate increase in the fees. J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change to Applicable Law, except that:

(i)	If mutually agreed upon by the parties in writing, J.P. Morgan may charge the Customer for any reasonable and necessary changes to software that has been developed or customized for the Customer; and

(ii)

If mutually agreed upon by the parties hereto in writing (such agreement not to be unreasonably withheld by the Customer), J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

(d)	If the parties agree to implement a Change, the parties shall agree in writing and/or document in an amendment to this Agreement (if appropriate), without unreasonable delay, such agreed upon Change.

(e)

The parties agree that subject to the terms of this Agreement (including for the avoidance of doubt this Section 2.6) additional entities may become party to this Agreement by signing a joinder to this Agreement in the form set forth in Annex II.

3.	INSTRUCTIONS

3.1.	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)

The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry so long as they meet the requirements set forth in the definition of “Instruction” in Section 1.2 of this Agreement, and J.P. Morgan will act upon any Instructions of the Customer in accordance with this Agreement. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating such Instructions as may be necessary to ensure their continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities resulting from the Customer’s failure to perform these responsibilities. The Customer, in accordance with Section 6.1(c), will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken by J.P. Morgan Indemnitees in accordance with any Instruction, except to the extent that such Liabilities are caused by negligence, fraud or willful misconduct of the J.P. Morgan Indemnitees in the manner in which it carries out the Instruction, and subject to the limitations set forth in Sections 6.1(c) and 6.2.

(b)

To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(c)

J.P. Morgan shall promptly notify an Authorized Person, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction, and shall promptly seek to clarify the Instruction with the Customer. J.P. Morgan may, subject to the standard of care set forth in Section 6.1(b), decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it and will use commercially reasonable efforts, if permitted by Applicable Law, to promptly notify the Customer if it is declining to act upon an Instruction. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification or confirmation satisfactory to it; except to the extent that such Liabilities are caused by negligence, fraud or willful misconduct of J.P. Morgan.

3.2.	Verification and Security Procedure.

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedure to permit J.P. Morgan to verify the authenticity of Instructions.

(b)

The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. The Customer shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)

The Customer and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

3.3.	Instructions Contrary to Applicable Law/Market Practice/Fund Documents.

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to Applicable Law, the Governing Documents, the Offering Documents or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. Notwithstanding the foregoing, J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law, the Governing Documents, the Offering Documents or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will promptly notify the Customer where reasonably practicable.

3.4.	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable thereafter.

3.5.	Electronic Access and Cybersecurity.

(a)

Access by the Customer to certain systems, applications or products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex III Electronic Access. The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or products unless otherwise agreed by J.P. Morgan.

(b)

Each of the Customer and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. J.P. Morgan may in its discretion provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

(c)	Each of the Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

3.6.	Recording of Telephone Communications.

Either party may record any of their telephone communications to the extent permitted by Applicable Law.

4.	FEES AND EXPENSES OWING TO J.P. MORGAN

4.1.	Fees and Expenses.

(a)

The Customer will pay J.P. Morgan for the Services such fees as set forth in Schedule 2 hereto, together with J.P. Morgan’s reasonable and documented out-of-pocket expenses or incidental expenses, including, but not limited to local market account opening fees, taxes, issuer fees, legal fees, translation fees, tax reclaim filing fees and/or travel expenses, in each case as actually incurred in the course of provision of the Services. In addition to the fees provided for above, the Customer shall be responsible for the payment of all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Customer which are incurred by J.P. Morgan as a result of the provision of the Services. Upon request by the Customer, J.P. Morgan shall provide the Customer with receipts, invoices or other appropriate written evidence reasonably satisfactory to the Customer confirming any expense for which payment or reimbursement is being sought under this Section 4.1(a).

(b)

Specific to this Agreement and the services contemplated thereby, following consultation with the Customer and upon mutual written agreement of both parties (such agreement not to be unreasonably withheld by the Customer), J.P. Morgan may make reasonable amendments to the fees at any time, should either (i) the Customer’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop J.P. Morgan’s fee proposal or (ii) the Customer’s service requirements change, or (iii) there is a change in Applicable Law that results in a change to the Services, or an increase in J.P. Morgan’s costs or risk associated with provision of the Services, as set forth in further detail in Section 2.6(c) hereof.

(c)

In the event there are increases in costs resulting from changes in market infrastructure or there is a material change in the overall profile of the securities services offered by J.P. Morgan or a J.P. Morgan Affiliate to the Customer, J.P. Morgan may either request the Customer to pay such costs or J.P. Morgan may make reasonable and proportionate amendments to the fees. Upon the Customer’s request, J.P. Morgan will provide a further itemized breakdown of such costs and charges.

(d)

Invoices will be payable within thirty (30) days of the date of the invoice. J.P. Morgan will present invoices quarterly in arrears. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except such portion of the invoice that the Customer has objected to in writing within thirty (30) days of the date of invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts, except such portion of the invoice that the Customer has objected to within thirty (30) days following the receipt of the invoice (or such other period as the parties may agree in writing).

(e)

All amounts payable to J.P. Morgan under this Agreement shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments. If the Customer shall be required by Applicable Law to make any deduction or withholding on account of taxes with respect to any amount payable hereunder, then it shall (i) pay such additional amounts so that the net amount received by J.P. Morgan of such payment is not less than the amount which J.P. Morgan would have received had no such deduction or withholding been made, and (ii) promptly deliver to J.P. Morgan all tax receipts evidencing payment of taxes so deducted, or withheld.

(f)

If J.P. Morgan or any other J.P. Morgan Indemnitee is required by applicable governmental regulation, summons, subpoena or other legal process to produce its documents, or to produce its personnel as witnesses, solely as a result of the Services provided under this Agreement, the Customer will, so long as such J.P. Morgan Indemnitee is not the subject of the investigation or proceeding in which the information or testimony is sought, reimburse such J.P. Morgan Indemnitee for its reasonable and documented out-of-pocket expenses (including reasonable and documented counsel fees) incurred in responding to such requests. Nothing in this Section shall be deemed to limit in any manner the indemnification rights of J.P. Morgan Indemnitees provided in this Agreement.

(g)

If Customer requests that J.P. Morgan repeat its performance of any of the Services, other than as a result of an error by J.P. Morgan, then Customer shall compensate J.P. Morgan at the customary hourly rates for the performance of such Service.

(h)

J.P. Morgan does not independently verify or test data provided to it by the Customer or its Investment Adviser. Customer shall compensate J.P. Morgan at its customary hourly rates, for any additional work required to re-process any incorrect or incomplete information, or for remediation efforts needed to correct any error in information, transitioned to it from or at the direction of the Customer, the Investment Advisor or a prior administrator.

5.	ADDITIONAL PROVISIONS

5.1.	Representations of the Customer and J.P. Morgan.

(a)

The Customer represents, warrants and covenants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (ii) it has full power and authority to enter into and has obtained all necessary authorizations and consents (including from the Customer’s own customers where relevant) and taken all necessary corporate action to authorize the execution of this Agreement, (iii) there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer or the Investment Adviser, (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf (other than J.P. Morgan’s representations and warranties set forth in this Agreement), and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan in relation the Services, and (v) no Instruction by the Customer or its Authorized Persons will contravene Applicable Law. J.P. Morgan may rely upon the representations or certification of such other facts by the Customer or the Investment Adviser as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all Liabilities arising directly or indirectly from any such certifications.

(b)

J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms; (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) there are no matters of which it is aware as at the date hereof which might materially and adversely affect its ability to perform its contractual obligations under this Agreement; (iv) it is qualified to act as portfolio administrator to provide the Services under Applicable Law that are applicable to J.P. Morgan as provider of the Services; (v) it is duly organized under the laws of its jurisdiction of organization; (vi) it is not insolvent or unable to pay its debts and no order has been made or resolution passed for its winding-up or for an administration order and no receiver, administrative receiver or manager has been appointed by any person of its business or all or a substantial part of its assets or any material part thereof nor has any equivalent event taken place in any jurisdiction; and (vii) it will provide the Services under this Agreement in compliance in all material respects with all Applicable Laws and regulations, both state and federal, that are applicable to J.P. Morgan as provider of the Services. To the extent permitted by law, J.P. Morgan makes no warranties or representations of any kind, whether express or implied, concerning any of the Reports or the Services.

5.2.	The Customer to Provide Certain Information to J.P. Morgan.

(a)

The Customer shall provide to J.P. Morgan a copy of its Governing Documents and Offering Documents. In case of any change to its Governing Documents and Offering Documents, the Customer shall provide J.P. Morgan with a copy of its amended Governing Documents and amended Offering Documents reasonably promptly after such amendment becoming effective. If any such amendment is inconsistent with the terms and conditions of this Agreement, J.P. Morgan shall not be required to act in accordance with the amendment until the Change Control process in Section 2.6 has been completed.

(b)

Upon request, the Customer will promptly provide to J.P. Morgan such other information about itself and its financial status as J.P. Morgan may reasonably request in connection with this Agreement, including the Customer’s organizational documents and its current audited and unaudited financial statements, and any contracts, regulatory documents or any other documents that are necessary for the proper performance of the Services or otherwise in connection with this Agreement.

(c)

The Customer agrees with J.P. Morgan that any information the Customer provides to J.P. Morgan pursuant to this Agreement shall be complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement. J.P. Morgan shall be entitled to rely on information provided by the Customer, the Investment Adviser and other service providers of the Customer or the Investment Adviser, and shall not be required to independently review or validate such information.

5.3.	U.S. Regulatory Disclosure; Certain Information of the Customer.

(a)

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“Identifying Information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)

The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, the Customer agrees that J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that J.P. Morgan shall not be responsible for any Liabilities resulting from or relating to such deferral.

5.4.	ERISA.

The Customer represents, warrants and covenants that the underlying assets of the Customer shall not be considered to be “plan assets” of any employee benefit plans and other plans subject to ERISA investing in the Customer.

5.5.	Redistribution of Data from Third Parties.

The Reports and other output from the Services provided by J.P. Morgan to the Customer under this Agreement may contain data licensed from Information Providers. Such data is the intellectual property of those Information Providers and is subject to restrictions on use contained in the license agreement between the Information Provider and J.P. Morgan, which J.P. Morgan cannot unilaterally change. J.P. Morgan will notify the Customer of any such restrictions that may affect the Customer’s use of that data to the extent provided herein, and shall use reasonable efforts to notify the Customer if the Information Provider adds additional restrictions on the use of such data. Customer acknowledges that its continued use of such data as provided herein shall constitute Customer’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant Information Providers.

5.6.	Intellectual Property Rights.

(a)

As between the Customer and J.P. Morgan, the Intellectual Property Rights in and to any documentation or other materials provided by the Customer and maintained by J.P. Morgan for the Customer (“Customer Materials”), shall be owned by the Customer and remain subject to the terms and conditions of this Agreement. The Customer grants to J.P. Morgan the right to use, adapt, display, modify, merge, reproduce, translate and create derivative works from the Customer Materials as may be necessary or desirable for the performance by J.P. Morgan of its obligations or the exercise of its rights under this Agreement. The Customer represents, warrants and covenants that the Customer Materials and J.P. Morgan’s use thereof, solely for purposes of providing the Services hereunder, do not infringe upon or otherwise violate the Intellectual Property Rights of any third party.

(b)

The Intellectual Property Rights in and to any and all of J.P. Morgan’s methodologies, processes, working documents, know-how and techniques of any kind developed, created or used in connection with this Agreement are owned by J.P. Morgan.

5.7.	Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

5.8.	Confidentiality.

(a)

Subject to Section 5.8(c), J.P. Morgan will hold all Confidential Information in confidence and J.P. Morgan will not disclose any Confidential Information except as may be required by (i) Applicable Law or courts of competent jurisdiction; (ii) governmental, regulatory or supervisory authorities, or law enforcement agencies (in each case) with jurisdiction over J.P. Morgan’s businesses where either (A) J.P. Morgan is acting pursuant to Applicable Law to provide such information or (B) such disclosure is pursuant to a routine examination not specifically targeting Customer; (iii) to enforce the terms of this Agreement; or (iv) with the prior written consent of the Customer.

(b)

J.P. Morgan will secure and protect the Confidential Information from unauthorized use or disclosure by using at least the same degree of care as J.P. Morgan employs to avoid unauthorized use of or disclosure of its own confidential information of similar nature, but in no event less than reasonable care under the circumstances. J.P. Morgan represents that it will not (i) purchase or sell any portfolio securities contained in the Confidential Information on the basis of any information contained in, or as a result of being identified in, Confidential Information; and (ii) use the Confidential Information (x) to trade against the Customer or (y) to knowingly engage in any trading practices that are adverse to the Customer.

(c)

The Customer authorizes J.P. Morgan to use Confidential Information solely (i) in connection with the provision of the Services to or the administration of the relationship with the Customer, (ii) for any operational, credit or risk management purposes, (iii) for due diligence, verification or sanctions screening purposes or (iv) for the prevention or investigation of crime, fraud or any malpractice, including the prevention of terrorism, money laundering and corruption as well as for tax reporting.

(d)	The Customer authorizes J.P. Morgan to disclose Confidential Information solely to:

(i)

any subcustodian, agent, securities depository, securities exchange, broker, proxy solicitor, issuer, service provider, vendor, or any other person that J.P. Morgan believes (acting in good faith) is reasonably required in connection with this Agreement and/or J.P. Morgan’s provision of relevant Services under this Agreement; provided that, with respect to third-party service providers, vendors and agents, they are subject to obligations similar to those of J.P. Morgan set forth in this Section 5.8 to maintain the confidentiality of Confidential Information;

(ii)

its and any J.P. Morgan Affiliate’s professional advisors, auditors and public accountants; provided that such advisors, auditors and accountants have a professional duty to hold such Confidential Information in confidence;

(iii)

its branches and any J.P. Morgan Affiliate as J.P. Morgan reasonably believes (acting in good faith) is required in connection this Agreement and/or with J.P. Morgan’s provision of relevant Services under this Agreement or otherwise as permitted pursuant to Section 5.8(c); provided that such branches and affiliates are subject to obligations similar to those of J.P. Morgan set forth in this Section 5.8 to maintain the confidentiality of Confidential Information;

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax claim; and

(v)

any proposed assignee of J.P. Morgan to whom J.P. Morgan is permitted to assign this Agreement pursuant to Section 8.2); provided that such proposed assignees are subject to obligations (x) similar to those of J.P. Morgan set forth in this Section 5.8 to maintain the confidentiality of Confidential Information and (y) not to use such Confidential Information for any other purposes than to assess the contemplated assignment.

(e)

The Confidential Information will remain the property of the Customer. Nothing contained in this Section 5.8 will be construed as obligating the Customer to disclose its Confidential Information to J.P. Morgan, or as granting to or conferring on J.P. Morgan, expressly or by implication, any rights or license to the Confidential Information of the Customer. Any such obligation or grant will only be as provided by other provisions of this Agreement.

(f)

To the extent J.P. Morgan is required by Applicable Law to disclose Confidential Information, J.P. Morgan shall, where legally permitted to do so, give reasonable prior written notice of such disclosure requirement to the Customer; and if such prior notice is not permitted by Applicable Law or not reasonably practicable, J.P. Morgan shall, to the extent permitted by Applicable Law, promptly provide the Customer with subsequent written notice of such disclosure.

(g)

Notwithstanding anything to the contrary in Section 5.8(f), J.P. Morgan may disclose any of the Confidential Information provided by the Customer to any bank regulatory authority having jurisdiction over J.P. Morgan upon the request of the bank regulatory authority without having to provide the Customer with notice of any kind.

(h)

J.P. Morgan represents and warrants that it has information barriers and controls as reasonably determined by J.P. Morgan for the purpose of preventing investment professionals in J.P. Morgan’s asset management business from having access to the Confidential Information.

(i)

Following the written request of the Customer, J.P. Morgan shall return to the Customer, destroy or render unusable, and discontinue use of all Confidential Information, whether in written, electronic, or other form or media. Following the written request of the Customer, J.P. Morgan will confirm its compliance with the foregoing provision in writing. Notwithstanding the foregoing, J.P. Morgan shall be entitled to retain copies of the Confidential Information for the purpose of prosecuting or defending any claims made with regard to this Agreement or complying with J.P. Morgan’s document retention policy, requests of governmental, regulatory or supervisory authorities, or law enforcement agencies with jurisdiction over J.P. Morgan’s businesses, and/or Applicable Laws and regulations; provided that any Confidential Information so retained shall continue to be subject to the confidentiality provisions of this Agreement.

(j)	J.P. Morgan’s obligations under this Section 5.8 will survive termination or expiration of the Agreement as follows:

(i)

As to any portion of Confidential Information that constitutes a trade secret under Applicable Law, the obligations will continue for the shorter of: (A) one (1) year after the termination or expiration of the Agreement or (B) as long as such information is deemed a trade secret under Applicable Law; and

(ii)	As to all other Confidential Information belonging to a Customer, the obligations will survive for one (1) year after the termination or expiration of this Agreement with respect to such Customer.

5.9.	Use of Name.

Each party agrees not to use (or permit the use of) the other party’s name in any public document, publication or publicity material, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior written consent of the other party (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as portfolio administrator to the. For the avoidance of doubt, J.P. Morgan acknowledges and agrees that Customer may include this Agreement (other than Schedule 2 hereto) as an exhibit to its registration statement filed with the Securities and Exchange Commission if the Customer is required to do so pursuant to Applicable Law.

6.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

6.1.	Standard of Care; Liability.

(a)

J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)

Subject to Section 6.2, J.P. Morgan will only be liable for the Customer’s direct Liabilities to the extent they result from J.P. Morgan’s negligence, fraud or willful misconduct in performing its duties as set out in this Agreement (including the selection, appointment or use by J.P. Morgan of any Information Provider).

(c)

The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

6.2.	Limitations of Liability.

(a)

Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect); (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as a service provider to the Customer; (iii) any Liabilities suffered by any person as a result of the failure of any of the Dependencies to be met; (iv) the reasonable assumptions made by J.P. Morgan in good faith in preparing a Report proving to be incorrect, inaccurate or inapplicable or any assumption which could or should have been made not being made; (v) any Liabilities arising as a consequence of the Customer using, or providing to any other person to use, any Report or information in or derived from or based on any Report, to make decisions (including Investment Decisions) in respect of the Customer; or (vi) any Liabilities suffered by any person relating to any decisions made by J.P. Morgan in complying with the AML/Sanctions Requirements.

(b)

Under no circumstances will the Customer be liable for (i) any loss of profits (whether direct or indirect); or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided that this subsection shall not apply to any Liability owing to a third party asserting a claim against J.P. Morgan for which J.P. Morgan is entitled to be indemnified under this Agreement.

(c)

Notwithstanding any provision herein that may be to the contrary, the maximum aggregate liability of J.P. Morgan and J.P. Morgan Indemnitees in respect of any and all claims of any kind arising out of, in connection with or relating to this Agreement or the provision of the Services, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages, in respect of any calendar year during the term of this Agreement, shall not exceed an aggregate amount equal to three (3) times the total annual fees paid by the Customer with respect to the immediately preceding calendar year under this Agreement, or, if the actual time period this Agreement has been in effect is less than twelve (12) months at the time of liability, then the most recent one-month period annualized; provided that the foregoing liability cap shall not apply to any Liabilities suffered by the Customer as a result of fraud or willful misconduct of J.P. Morgan Indemnitees.

(d)

J.P. Morgan shall, to the extent practicable, use reasonable care to provide notice to the Customer of the circumstances and all pertinent facts related to a claim for indemnification, it being understood that a failure to notify shall not serve to limit Customer’s obligation to indemnify the J.P. Morgan Indemnitees hereunder. With respect to claims for monetary relief only, J.P. Morgan shall not, except with the consent of the Customer, admit any liability with respect to, or settle, compromise or discharge, any such claim, such consent not to be unreasonably withheld, conditioned or delayed. J.P. Morgan shall keep the Customer reasonably informed of the development of the claim and its defense (including providing to the Customer copies of notices, filings and communications (including court papers)) and, where practicable, shall give the Customer a reasonable opportunity to comment or suggest a course of action with respect to the conduct of the defense of the claim; except where J.P. Morgan reasonably determines that such actions could be detrimental to its interests. The Customer shall have the right, at its option and expense and by its own counsel, to participate in the defense of a claim for which indemnification is sought by J.P. Morgan hereunder.

(e)

Upon becoming aware of any event that will give rise to a liability for which a J.P. Morgan Indemnitee could seek indemnification under this Agreement, the J.P. Morgan Indemnitee must take all commercially reasonable steps to mitigate such liability, but the reasonable costs and expenses incurred by the J.P. Morgan Indemnitee with respect to such mitigation shall be part of the indemnifiable liability. The extent of the J.P. Morgan Indemnitee’s compliance with this obligation will be taken into account in determining the amount of any compensation but the J.P. Morgan Indemnitee’s failure to comply with this obligation of mitigation will not otherwise relieve the Customer of liability in relation to the relevant matter.

(e)

Notwithstanding any provision herein that may be to the contrary, the Customer acknowledges that it may receive the Burgiss (MSCI) Services in the course of receiving the Services from J.P. Morgan under this Agreement and Burgiss (MSCI) shall provide electronic access to the Burgiss (MSCI) Services. If the Customer receives the Burgiss (MSCI) Services, the Customer acknowledges that all liability for any Liability or losses suffered by the Customer from or related to its access to (other than the electronic access to the Burgiss (MSCI) Services) and use of the Burgiss (MSCI) Services lies, subject to this Agreement, with J.P. Morgan and, notwithstanding any provision in the Agreement that may be to the contrary, the Customer hereby waives any and all claims against Burgiss (MSCI) and its affiliates, employees, agents and equity holders with respect to the Customer’s electronic access to and use of the Burgiss (MSCI) Services, even to the extent that such claims arise due to the fault or wilful misconduct of Burgiss (MSCI). Nothing in this paragraph shall be deemed to waive any right or remedy the Customer may have against J.P. Morgan pursuant to this Agreement. The waiver granted in favour of Burgiss (MSCI) in this paragraph is provided in consideration of Burgiss (MSCI) allowing the Customer to electronically access the Burgiss (MSCI) Services at no extra cost. For the avoidance of doubt, electronic access to the Burgiss (MSCI) Services will not be subject to this Agreement.

6.3.	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will not be liable, however, for any Liabilities of any nature that the Customer or any third party may suffer or incur as a result of causes beyond the reasonable control of J.P. Morgan which may include, but are not limited to, an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), nationalization, expropriation, legal constraint, theft, fraud or forgery (in each case, other than on the part of J.P. Morgan or its employees), cyber-attack, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s gross negligence in maintaining, or failure to maintain, the equipment or software), currency re-denominations, currency restrictions, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain (or interruption of) external communications facilities, power failures or any other cause beyond the reasonable control of J.P. Morgan.

6.4.	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of, professional advisors (which may be the professional advisors of the Customer or the Investment Adviser) at its own expense in relation to matters of law, regulation or market practice.

6.5.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result.

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the markets in which the Customer participates, provide brokerage services to other customers, act as financial adviser to the issuer of securities in which the Customer invests, act in the same transaction as agent for more than one customer, have a material interest in the issue of securities; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information to the Customer.

7.	TERM AND TERMINATION

7.1.	Term and Termination.

Subject to Sections 7.2 and 7.3, the initial term of this Agreement shall be for a period of three (3) years from the date of this Agreement (the “Initial Term”). During the Initial Term, the Customer may terminate this Agreement at any time for any reason or no reason, by giving not less than sixty (60) days’ prior written notice to J.P. Morgan, subject to the Customer’s payment of the termination fee in accordance with Section 7.3. Following the Initial Term, this Agreement shall be in effect until terminated by (i) the Customer by giving not less than a sixty (60) days’ prior written notice to J.P. Morgan, or (ii) J.P. Morgan by giving not less than a one hundred and eighty (180) days’ prior written notice to the Customer. For the avoidance of doubt, the foregoing requirements, including the prior notice requirement, shall also apply where the Customer intends to terminate the Agreement as a result of its liquidation.

7.2.	Other Grounds for Termination.

(a)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

(i)

the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within sixty (60) days of the party in breach being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach;

(ii)

the other party (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing; or

(iii)	the relevant federal or state authority withdrawing its authorization of either party.

(b)

J.P. Morgan may terminate this Agreement by giving not less than ninety (90) days’ prior written notice to the Customer in the event that J.P. Morgan reasonably determines that servicing the Customer raises reputational or regulatory concerns.

(c)

J.P. Morgan may terminate this Agreement by giving not less than ninety (90) days’ prior written notice to the Customer if the person or entity identified as the Investment Adviser on the date of this Agreement ceases to be the sole investment manager of the Customer.

(d)

Except as expressly provided in this Agreement (including Sections 7.3 and 7.4), no further fees or other amounts will be payable by the Customer following the termination or expiration of this Agreement.

7.3.	Termination Fee.

If this Agreement is terminated by the Customer for any reason other than as set forth in Section 7.2, or by J.P. Morgan in accordance with Section 7.2, at any time during the Initial Term, the Customer shall pay a termination fee equal to (x) twelve (12) times the average monthly fees payable during the twelve (12) month period prior to the notice of termination, or since the date on which J.P. Morgan commenced providing Services under this Agreement if such period is less than twelve (12) months, less (y) any fees actually paid by the Customer to J.P. Morgan under this Agreement prior to the payment of such termination fee.

7.4.	Transition following Termination.

The Customer undertakes to use commercially reasonable best efforts to appoint a new administrative service provider as soon as possible after a notice of termination has been served by either Party, provided that if Customer has not transitioned to a new administrative service provider as of the date of termination, J.P. Morgan will continue to provide the Services at the fees determined by J.P. Morgan in its sole discretion. Customer agrees to pay such reasonable expenses and charges as J.P. Morgan determines and the Customer consents to (which consent shall not be unreasonably withheld or delayed). Subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer a copy of such records and related supporting documentation held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan determines and the Customer consents to (which consent shall not be unreasonably withheld or delayed) for such assistance.

8.	MISCELLANEOUS

8.1.	Notices.

Notices pursuant to Section 7 shall be sent or served by registered mail, nationally recognized delivery service, courier service or hand delivery to the address of the respective party as set out on Annex I, unless at least two (2) days’ prior written notice of a new address is given to the other party in writing. Unless the Customer and J.P. Morgan have agreed otherwise, J.P. Morgan may, subject to Applicable Law, provide any notice to Customer required under this Agreement, other than a notice pursuant to Section 7, via email or, at its option, by other reasonable means.

8.2.	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned; except that J.P. Morgan may assign this Agreement without the Customer’s consent (a) to any J.P. Morgan Affiliate or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business, provided that, any assignment pursuant to clause (b) hereof that would result in the assignment of the Agreement to a competitor of the investment adviser of the Customer (i.e. ARDIAN US LLC) or any of its affiliates, shall require prior written notice to the Customer, to the extent permitted by Applicable Law (but in any event prior to such assignment becoming effective), and the Customer shall have the right to terminate this Agreement immediately upon written notice to J.P. Morgan without any penalty; it being agreed in case of any assignment in violation of this prior written notice obligation, and notwithstanding anything to the contrary herein, that the Customer may terminate this Agreement immediately upon written notice to J.P. Morgan without any penalty, in addition to all other remedies which may be available to it.

8.3.	Entire Agreement and Amendments.

This Agreement, including any Schedules, Appendices and Annexes, sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. The parties may enter into a non-binding service level document on terms agreed by the parties and may vary any service level document by agreement at any time. The service level document will not form part of this Agreement. To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement. Amendments shall be in writing and signed by both parties.

8.4.	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

8.5.	Severability; Waiver; and Survival.

(a)

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)

Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections and remedies under this Agreement shall survive its termination.

8.6.	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.7.	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

[Signature page follows]

Ardian Access LLC		AA Blocker LLC

By:	/s/ Wilfred Small	By:	/s/ Wilfred Small
Name: Wilfred Small		Name: Wilfred Small
Title: President		Title: President

AA HoldCo LLC		JPMORGAN CHASE BANK, N.A.

By:	/s/ Wilfred Small	By:	/s/ Kevin J. Mulkins
Name: Wilfred Small		Name: Kevin J. Mulkins
Title: President		Title: Managing Director

Annex I

List of Customers

Portfolio Administration Services Agreement dated [INSERT DATE OF AGREEMENT]

Name	Entity Type	Jurisdiction	Address for Notices	Customer-specific Services
Ardian Access LLC	Delaware LLC - registered under the Investment Company Act of 1940	U.S.

Principal office: c/o Ardian US LLC, at 1370 Avenue of the Americas, New York, NY 10019

Registered office in the State of Delaware: c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, Delaware 19801

No

AA Blocker LLC	Delaware LLC	U.S.

Principal office: c/o Ardian US LLC, at 1370 Avenue of the Americas, New York, NY 10019

Registered office in the State of Delaware: c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, Delaware 19801

No

AA HoldCo LLC	Delaware LLC	U.S.

Principal office: c/o Ardian US LLC, at 1370 Avenue of the Americas, New York, NY 10019

Registered office in the State of Delaware: c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, Delaware 19801

No

Annex II

Form of Joinder

JOINDER TO PORTFOLIO ADMINISTRATION SERVICES AGREEMENT

This Joinder (“Joinder”) to the PORTFOLIO ADMINISTRATION SERVICES AGREEMENT, dated [__________] among each of the Customers listed on Annex I thereto and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as amended as of the date hereof (the “Agreement”), is made and entered into as of [DATE], between [NEW CUSTOMER] (“New Customer”) and J.P. Morgan.

W I T N E S S E T H:

WHEREAS, the Customer and J.P. Morgan entered into the Agreement;

WHEREAS, New Customer requests that J.P. Morgan provide the Services to New Customer under the terms and conditions set forth in the Agreement; and

WHEREAS, J.P. Morgan agrees to provide the Services pursuant to the terms and conditions set forth in the Agreement in respect of the New Customer.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, defined terms used in this Joinder shall have the meaning ascribed to such terms in the Agreement.

2.	Joinder. New Customer hereby agrees to be subject to and bound by the terms and conditions of the Agreement.

3.	Amendments. The Agreement shall be amended as follows:

(A)	Annex I of the Agreement is hereby amended and restated in its entirety by Annex I hereto.

(B)	Save as amended by this Joinder, the Agreement shall remain in full force and effect.

4.

Representations. Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Joinder, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Joinder.

5.

Entire Agreement. This Joinder and the Agreement and any documents referred to in each of them, constitutes the whole agreement between the parties relating to their subject matter and supersedes and extinguishes any other drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. If any of the provisions of this Joinder are inconsistent with or in conflict with any of the provisions of the Agreement then, to the extent of any such inconsistency or conflict, the provisions of this Joinder shall prevail as between the parties.

6.

Counterparts. This Joinder may be executed in any number of counterparts which together shall constitute one agreement. Each party hereto may enter into this Joinder by executing a counterpart and this Joinder shall not take effect until it has been executed by both parties.

7.	Law and Jurisdiction. This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Joinder as of the date first above written.

[Include a separate signature block for each New Customer or one for Investment Manager signing on behalf of each New Customer]	JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

By:
Name:
Title:

Annex I

List of Customers

Joinder dated [INSERT DATE OF JOINDER] to Portfolio Administration Services Agreement dated [INSERT DATE OF AGREEMENT]

Name	Entity Type	Jurisdiction	ERISA Benefit Plan Assets (Y/N)	Address for Notices	Customer-specific Services

[Note: List of Customers on Joinder should include all current parties to the Portfolio Administration Services Agreement, along with those added by the Joinder.]

Annex III

Electronic Access

1.

J.P. Morgan may permit the Customer, and its Authorized Persons and other persons designated by the Customer or its Authorized Persons (collectively “Users”), to access certain electronic systems and applications (collectively, the “Products”) and to access or receive Data (as defined below) electronically in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, including suspension or cancelation of any User Codes, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is known or suspected to be at risk. Access to the Products shall be subject to the Security Procedure.

2.

In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Users, provided that such use shall be in accordance with the terms of the Agreement, including this Annex. The Customer will not disclose or distribute (and will cause the Users not to disclose or distribute) to any other party, or allow any other party to access, inspect or copy the Products or any Data, except as reasonably necessary in the course of Customer’s management or administration of the funds or accounts for which services are provided under this Agreement. The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.

The Customer acknowledges that there are security, cyberfraud, corruption, transaction error and access availability risks associated with using open networks such as the internet to access and use the Products, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all systems, software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer and its Users to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.

In cases where J.P. Morgan’s website or the Products are unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Users to instruct J.P. Morgan or obtain reports from J.P. Morgan. Without prejudice to the standard of liability of J.P. Morgan under this Agreement with respect to the Services, J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products in the absence of J.P. Morgan’s gross negligence, fraud or willful misconduct.

5.

Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to, and will ensure that its Users are advised of and have consented to, such monitoring, tracking and recording, and J.P. Morgan’s right to disclose data derived from such activity in accordance with the Agreement, including this Annex. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including general usage data and aggregated transaction data), provided that J.P. Morgan’s use of such data shall remain, subject to its obligations of confidentiality set forth in this Agreement. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. The Customer hereby expressly consents, and will ensure that its Users are advised of and have consented to, J.P. Morgan’s collection, storage, use and transfer (including to or through jurisdictions that do not provide the same statutory protection as the originating jurisdictions(s)) of their personal data. Any personal data collected through, or in connection with, the Customer’s use of the Products shall be subject to J.P. Morgan’s Privacy Policy (available at: https://www.jpmorgan.com/global/privacy) and Cookies Policy (available at: https://www.jpmorgan.com/global/cookies), each as updated from time to time and incorporated herein by reference.

6.

The Customer shall not knowingly upload, post or transmit to or distribute or otherwise publish through the Products or J.P. Morgan’s web site any materials which (i) restrict or inhibit any other user from using and enjoying the Products or the website, (ii) are defamatory, offensive, explicit, or indecent, (iii) infringe the rights of third parties including intellectual property rights, (iv) contain a virus, Trojan horse, worm, time bomb, cancelbot or other harmful component, or (v) constitute or contain false or misleading information.

7.

The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its Users upon written request. The Customer shall not access, and shall not permit its Users to access, the service from any jurisdiction which J.P. Morgan informs the Customer, or which the Customer has actual knowledge, that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the Users, the Customer shall obtain from User all necessary consents to enable J.P. Morgan to process data concerning that User for the purposes of providing the Products.

8.

The Customer will be subject to and shall comply with Applicable Law with regard to its use of the Products, including Applicable Law concerning restricting collection, use, disclosure, processing and free movement of the Data.

9.	The Customer shall be responsible for the compliance of its Users with the terms of this Annex.

Schedule 1

Services

Processing Services

I.	Capital Call/Distribution Processing

a)	J.P. Morgan prepares and submits capital event instructions through J.P. Morgan web work flow portal

b)	Books transaction into reporting platform as approved by the client through J.P. Morgan web portal

c)	Executes wires with corresponding funds and receives monies with corresponding funds, per client approved instruction

II.	Roll-forward Valuations (Monthly) (Note: this is not an independent valuation service)

a)	On a monthly basis, incorporate updated capital account values as provided by the investee fund or investee companies or special purpose vehicles

b)

On a monthly basis, provide cash flow adjusted valuation “roll forward” for each investee fund or investee companies or special purpose vehicles , based on valuation and cashflows as received from data providers

Document Management Services

VI.	Online Document Management

a)

Maintain documentation received from investment partnerships, companies or special purposes vehicles (including capital calls, distribution notices, quarterly reports, tax documents, legal documents and closing documents)

b)	Maintain contact management information for fund managers where available
c)	Provide web-based access to all critical portfolio documentation

Consulting Services

III.	Ad-hoc Project Work

a)	Additional services include conversion, legal entity setup, custom reporting, custom builds, and additional services not outlined above

Advanced Analytics Services

IV.	Access to Burgiss Universe Analytics and Benchmarks

a)	Access to Burgiss database of cashflow forecasting and benchmark comparison data (up to 5 (five) users)

Schedule 2

Fees

[REDACTED]

Reporting Services

[REDACTED]

Pricing Assumptions:

1.	The above fees are based upon the deal facts as discussed with the prospect:

•	Number of investment lines: ~50-500

•	Total commitments for private market investments: approximately $2 billion

2.	Investment includes each individual close-ended commitment-based fund or direct investment, private equity, real estate or infrastructure investment, per client entity or portfolio

3.	Assumes each investment is a unique commitment at the client entity or portfolio level

4.	Roll-forward Valuations (Note: this is not an independent valuation service)

5.	The above fees represent a standard cash operating model and deviations or customizations to the operating model will be subject to commercial review

Miscellaneous

A.	Assumptions. Fees included in this Fee Agreement are based upon information provided by Client, and where necessary, assumptions that J.P. Morgan believes to be reasonable are applied.

B.	Investment Line. is an individual investment into a closed-ended fund or direct private equity, real estate or infrastructure investment.

C.

New Markets or Services. To the extent Client engages in a market or utilizes a service where fees are not stated in this Fee Proposal, J.P. Morgan will assess a standard rate for the relevant market or service to be determined by J.P. Morgan, unless an alternative pricing arrangement is agreed in writing between Client and J.P. Morgan. The relevant rate will be assessed commencing at the time the market or service is first engaged or utilized. Resultant charge will be detailed within Client’s invoice and the Fee Proposal will be deemed to include the rate for such market and/or service.

D.

Overdrafts. In the event that J.P. Morgan, in its sole discretion, provides an overdraft to Client, J.P. Morgan will charge interest at a rate to be determined by J.P. Morgan. For foreign overdrafts, including USD held offshore, overdraft rates vary by currency and by day, depending largely on market liquidity and prevailing overnight rates. For overdrafts held with JPMorgan Chase Bank, N.A. New York Branch, the USD overdraft rate is Effective Fed Funds + 200bps, subject to change.

E.

Customized Products. Any customized technology projects required to meet Client’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to Client based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is agreed in writing between Client and J.P. Morgan.

F.	Confidentiality. The terms and conditions contained herein are proprietary and confidential, and shall not be disclosed to third parties without express prior written consent by J.P. Morgan.

G.

Inflation Clause. JP Morgan may increase service fees set forth in the Fee Agreement and any subsequent fee amendments following the anniversary of the effective date of this Fee Agreement and annually thereafter by the United States Consumer Price Index rate (CPI Rate) defined as the Year-over-Year percentage change of All-items, Not Seasonally Adjusted for the most recent year end. For the avoidance of doubt JP Morgan shall not be obliged to reflect a negative CPI Rate. Expenses including but not limited to Out of Pockets fees would not be subject to the rate increase.

United States Consumer Price Index rate is further defined as the Year-over-Year percent change of All-items, Not Seasonally Adjusted.